Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares U.S. Fixed Income Balanced Risk ETF (ISHINC) iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
BlackRock Alternative Strategies Fund - Trading Account
(ACS-TRD)
BlackRock Multi Asset Income - Passive Fixed Income
Portfolio (BR-INC-PFI)
Bond Index Master Portfolio (MIP_AGG)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core Active)
(PRU-AA-CAB)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
06-18-2015


Security Type:
BND/CORP


Issuer
Occidental Petroleum Corporation (2025)

Selling
Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, SG Americas Securities, LLC, Barclays Capital Inc., BNY Mellon Capital Markets, LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Standard Chartered Bank, U.S. Bancorp Investments, Inc., PNC Capital Markets LLC, Lebenthal & Co., LLC


Transaction Details

Date of Purchase
06-18-2015


Purchase
Price/Share
(per share / %
of par)
$99.742

Total
Commission,
Spread or
Profit
0.450%


1.	Aggregate Principal Amount Purchased
(a+b)
$49,800,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$12,685,000

b.Other BlackRock Clients
$37,115,000

2.	Aggregate Principal Amount of
Offering
$750,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0664


Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
06-23-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
06-23-2015

Global Syndicate Team Member